Exhibit 99.1

ENERGY TRANSFER EQUITY AND SOUTHERN UNION

ANNOUNCE PRELIMINARY RESULTS OF MERGER CONSIDERATION ELECTIONS

DALLAS and HOUSTON, March 20, 2012 — Energy Transfer Equity (NYSE: ETE) and Southern Union Company (NYSE: SUG) today announced the preliminary results of the elections made by Southern Union stockholders regarding their preferences as to the form of merger consideration they will receive in connection with Southern Union’s pending merger with ETE, which is currently expected to be completed on or about March 26, 2012.

As previously announced, under the terms of the Second Amended and Restated Agreement and Plan of Merger, dated as of July 19, 2011, as amended (the “Merger Agreement”), among Southern Union, ETE and Sigma Acquisition Corporation, a wholly-owned subsidiary of ETE, Southern Union stockholders could elect to exchange each outstanding share of Southern Union common stock for $44.25 of cash or 1.00x ETE common unit, with no more than 60% of the aggregate merger consideration payable in cash and no more than 50% of the aggregate merger consideration payable in ETE common units. Elections in excess of either the cash or common unit limits will be subject to proration.

Based on available information as of the election deadline of 5:00 p.m., Eastern Time, on March 19, 2012, the preliminary merger consideration election results were as follows:

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Holders of approximately 55% of outstanding Southern Union shares, or 68,644,424 Southern Union shares, elected to receive cash. This includes 15,522,372 shares subject to guaranteed delivery procedures.

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Holders of approximately 45% of outstanding Southern Union shares, or 56,212,227 Southern Union shares, will receive ETE common units. This amount is comprised of 38,973,314 Southern Union shares for which holders elected to receive ETE common units (which includes 4,350,144 shares subject to guaranteed delivery procedures), and 17,238,913 Southern Union shares for which holders either did not make an election or did not deliver a valid election form prior to the election deadline and, therefore, will be deemed to have elected to receive ETE common units.

Elections made pursuant to the notice of guaranteed delivery procedure require the delivery of Southern Union shares to Computershare Trust Company, N.A., the exchange agent for the merger, by 5:00 p.m., New York time, on March 22, 2012. If the exchange agent does not receive the required stock certificates or book-entry transfer of shares by the guaranteed delivery deadline, the Southern Union shares subject to such elections will be treated as shares deemed to have made an election for ETE common units.

After the final results of the merger consideration election process are determined, the final allocation of the merger consideration will be calculated in accordance with the terms of the Merger Agreement.

About Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner and 100 percent of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE:ETP) and approximately 50.2 million ETP limited partner units; and owns the general partner and 100 percent of the IDRs of Regency Energy Partners LP (NYSE:RGP) and approximately 26.3 million RGP limited partner units. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.

About Southern Union Company (NYSE:SUG), headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. Southern Union owns and operates one of the nation’s largest natural gas pipeline systems with more than 20,000 miles of gathering and transportation pipelines and one of North America’s largest liquefied natural gas import terminals, along with serving more than half a million natural gas end-user customers in Missouri and Massachusetts. For further information, visit www.sug.com.

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future, including statements regarding the anticipated benefits and other aspects of the proposed transaction described above, that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond the control of the management teams of ETE or Southern Union. Among those is the risk that conditions to closing the transaction are not met or that the anticipated benefits from the proposed transaction cannot be fully realized. An extensive list of factors that can affect future results are discussed in the reports filed with the Securities and Exchange Commission (the “SEC”) by ETE and Southern Union. Neither ETE nor Southern Union undertakes any obligation to update or revise any forward-looking statement to reflect new information or events.

Energy Transfer Equity

Investors:

Energy Transfer Equity

Brent Ratliff

(214) 981-0700

Media:

Brunswick Group

Steve Lipin / Mark Palmer

(212) 333-3810 / (214) 459-8181

Granado Communications Group

Vicki Granado

(214) 599-8785

Southern Union

Investors:

Adar Zango

Vice President, Investor Relations

212-659-3208

Media:

John P. Barnett

Director of External Affairs

713-989-7556

Additional Information

In connection with the proposed merger, ETE filed with the SEC a Registration Statement on Form S-4 that included a proxy statement/prospectus. The Registration Statement was declared effective on October 27, 2011. Southern Union mailed the definitive proxy statement/prospectus to its stockholders on or about October 27, 2011 and again on February 17, 2012. Investors and security holders are urged to carefully read the definitive proxy statement/prospectus because it contains important information regarding ETE, Southern Union and the merger.

Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents filed by ETE and Southern Union with the SEC at the SEC’s website, www.sec.gov. The definitive proxy statement/prospectus and such other documents relating to ETE may also be obtained free of charge by directing a request to Energy Transfer Equity, L.P., Attn: Investor Relations, 3738 Oak Lawn Avenue, Dallas, Texas 75219, or from ETE’s website, www.energytransfer.com. The definitive proxy statement/prospectus and such other documents relating to Southern Union may also be obtained free of charge by directing a request to Southern Union Company, Attn: Investor Relations, 5051 Westheimer Road, Houston, Texas 77056, or from the Company’s website, www.sug.com.